Exhibit 99.1

NEWS RELEASE

Cardtronics Receives Notification of Non-Renewal of

7-Eleven Agreement Upon Expiration in Mid-2017

HOUSTON, July 7, 2015 –  Cardtronics, Inc. (Nasdaq: CATM) today announced that it was notified by 7-Eleven, Inc. that 7-Eleven does not intend on renewing its ATM placement agreement with Cardtronics upon expiration of the agreement in mid-2017.

7-Eleven announced that it has selected a  related entity of 7-Eleven’s parent company as its next ATM provider.  The existing agreement between Cardtronics and 7-Eleven remains in full force and effect until mid-2017.

“We are proud of the service and unique products that we have delivered to 7-Eleven since 2007.  While we are disappointed in this decision, we have every confidence in our business and the robust growth opportunities ahead of us,” said Steve Rathgaber, chief executive officer of Cardtronics.  “We will continue delivering service to 7-Eleven for the next two years while executing our growth strategies.”

Cardtronics does not expect this announcement to change its 2015 financial guidance, as issued on April 30, 2015.  Additional information regarding the 7-Eleven agreement may be found in the company’s public filings with the Securities and Exchange Commission.

Safe Harbor Statement

This release contains forward-looking statements that relate to future events or performance.  These statements reflect Cardtronics’ current expectations, and Cardtronics does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Cardtronics’ control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include many factors, including terms of the transition to the new service provider that have not yet been negotiated, existing related customer and vendor relationships and other "Risk Factors" set forth in Cardtronics’ most recent Securities and Exchange Commission filings.

About Cardtronics (NASDAQ: CATM)

Making ATM cash access convenient where people shop, work and live, Cardtronics is at the convergence of retailers, financial institutions, prepaid card programs and the customers they share. Cardtronics owns/operates more than 111,500 retail ATMs in U.S. and international locales. Whether Cardtronics is driving foot traffic for America’s most relevant retailers, enhancing ATM brand presence for card issuers or expanding card holders’ surcharge-free cash access on the local, national or global scene, Cardtronics is convenient access to cash, when and where consumers need it. Cardtronics is where cash meets commerce.

Contact Information:

Media Relations Nick Pappathopoulos Director – Public Relations 832-308-4396 npappathopoulos@cardtronics.com	Investor Relations Phillip Chin EVP Corporate Development & Investor Relations 832-308-4975 ir@cardtronics.com

Cardtronics is a registered trademark of Cardtronics, Inc.

All other trademarks are the property of their respective owners.

###

3250 Briarpark Drive,  Suite 400, Houston, TX 77042   phone 832-308-4000   www.cardtronics.com